Exhibit 99.1

NEWS RELEASE

Contact:	Manolo Zúñiga, President and CEO
Randall D. Keys, CFO
BPZ Energy, Inc.
281-556-6200

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

BPZ ENERGY EXPANDS BOARD WITH THE APPOINTMENT OF THREE NEW INDEPENDENT DIRECTORS

BPZ Announces Results from Annual Meeting of Shareholders

HOUSTON — July 5, 2005 — BPZ Energy, Inc. (OTCBB: BPZI), today announced the appointment of three new independent directors to its board, bringing the total number of board members to seven.  The new directors include John J. (“Jay”) Lendrum III, President and Chief Operating Officer of Torch Energy Advisors; E. Barger Miller III, Chairman and CEO of E.B. Miller & Co. and Dennis G. Strauch, Managing General Partner of Delmar Holdings, LP.  The Company also announced the results from its Annual Meeting of Shareholders held on July 1, 2005.

Manolo Zúñiga, President and CEO of BPZ Energy, stated, “We are very pleased to gain the knowledge and experience of these new directors in the areas of capital markets, business development and project management in the oil and gas industry.  Their backgrounds in the international arena, and particularly in South America, will be a strong asset to the Company.  As BPZ Energy progresses through this important stage in its development, we will benefit greatly from their guidance and expertise.”

Jay Lendrum, age 54, was appointed in April 2005 as President, Chief Operating Officer and a Director of Torch Energy Advisors Incorporated (“Torch”), a Houston-based company which specializes in the exploitation and development of oil and gas properties, mid-stream gas assets, and well servicing.  From 1993 to 2005, Mr. Lendrum served as President of Rockport Resources Capital Corporation, a firm that he founded which focused on providing capital to the energy industry.  During this period, he was also a principal in Star Natural Gas Company, a privately-held company with mid-stream natural gas assets.  Previously, Mr. Lendrum served as Executive Vice President and Chief Financial Officer of Torch and in senior financial and business development roles with the Torch managed companies of Nuevo Energy Company, Energy Assets International and Bellwether Exploration.  Mr. Lendrum began his career with the international public accounting firm of KPMG Peat Marwick and earned a BBA in Finance and completed his graduate studies in Accounting Theory at the University of Texas at Austin.  Mr. Lendrum will serve as Chairman of the Company’s Audit Committee.

E. Barger Miller III, age 67, has served since 1990 as Chairman and CEO of E.B. Miller & Co., a privately held company which provides project planning and business development services for energy and power companies, primarily in Latin America.  He has recently been involved in a large power transaction in Ecuador and a downstream project in Bolivia.  Mr. Miller has over 40 years of broad-based experience in the energy industry, including positions as CEO of Minden Oil & Gas, Inc., a public exploration and production company, and investment banking positions with Graber, Miller, Ronn & Co. and Charterhouse Japhet.  He began his career with Exxon Corporation.  Mr. Miller holds an MBA from Northwestern University and a B.S. in Chemistry, with a minor in Petroleum Engineering, from Stanford University.  Mr. Miller will serve as Chairman of the Company’s Nominating and Corporate Governance Committee.

Dennis G. Strauch, age 57, has served since 2001 as Managing General Partner of Delmar Holdings, LP, a private firm which manages U.S. oil and gas properties.  From 1992 to 2001, Mr. Strauch held various positions, including President and CEO, with Zarara Oil and Gas Limited and its predecessors.  Zarara, a publicly traded company in the US and UK, had international oil and gas operations in Africa, the Middle East, the Far East and South America.  Mr. Strauch has over 30 years experience in the oil and gas industry with extensive international and domestic technical experience in the areas of acquisitions, reservoir engineering and economic evaluations.  He began his career with Schlumberger and has served in senior management and technical positions with ARAMCO, Petro-Lewis, Whiting Petroleum and Geodyne Resources.  Mr. Strauch holds an MBA from the University of Denver and a degree in Geophysics from the Colorado School of Mines.  He is a Registered Professional Engineer in the State of Colorado.  Mr. Strauch will serve as Chairman of the Company’s Compensation Committee.

The Company also announced that its shareholders approved all proposals submitted at its Annual Meeting held on July 1, 2005, including amendments to its Articles of Incorporation to increase the number of authorized common shares to 250,000,000.  This action will permit the issuance of the first tranche of earn-out shares, totaling 9,000,000 shares, pursuant to the merger with Navidec, Inc. in September 2004.  The former shareholders of BPZ Energy, Inc. were entitled to receive 9,000,000 earn-out shares upon the certification of proved reserves in excess of 50 BCF of natural gas.  This milestone was achieved on December 28, 2004 when Gaffney Cline & Associates completed an independent evaluation of the reserves on Block Z-1 in northwest Peru, but such shares could not be issued until the shareholders approved an increase in the number of authorized shares.  The shareholders also approved the authorization of 25,000,000 shares of preferred stock for future issuance at the discretion of the Board of Directors and the establishment of the 2005 Long-Term Incentive Compensation Plan.

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.7 million acres in four properties in northwest Peru.  It also owns an interest in a producing property in southwest Ecuador.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  We also face uncertainties regarding our ability to complete required financings and other conditions to the successful development of our business plan.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on these statements.

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